Exhibit 99.1

For Immediate Release:	For more information contact:
August 17, 2010	Myron D. Hamas, Vice President-Finance 765 - 807 - 2640
Chromcraft Revington, Inc. Reports Second Quarter and First Half Results
West Lafayette, Indiana, August 17, 2010 — Chromcraft Revington, Inc. (NYSE Amex: CRC) today reported its 5th consecutive quarter of improved operating results compared to the prior year period. The Company’s net loss for the current quarter was reduced by 45% compared to the second quarter of 2009. The net loss for the current quarter was $1,343,000 as compared to a net loss of $2,464,000 for the prior year period. The net loss for the six months ended July 3, 2010 was $2,323,000 as compared to $5,616,000 for the same period last year.
Operating results include an increase in gross margin for the second quarter of 2010 of $1.0 million over the second quarter of 2009, primarily due to our transition to a more variable cost global sourcing business model and a favorable product sales mix in the current quarter. Gross margin for the first six months of 2010 increased by $2.6 million over the same period in the prior year. Selling, general and administrative expenses continued to drop in 2010 as compared to 2009. For the first six months of 2010, selling, general and administrative expenses decreased $0.7 million compared to the prior year period.
Cash flow provided by operating activities was $3.0 million for the first six months of 2010 compared to $1.8 million provided in the same period in 2009. The increase in the 2010 period was primarily due to the receipt of a previously announced federal income tax refund of $6.6 million in the first quarter of 2010 and a reduced cash net loss, partially offset by lower cash generated from working capital reductions as compared to the prior year period. The Company had cash of $6.5 million at July 3, 2010 and no bank borrowings during the first half of 2010 or outstanding loan balance at July 3, 2010.
The Company’s sales for the second quarter of 2010 were $14.0 million, a decrease of 4% from the second quarter of 2009, which resulted primarily from discontinued high end, low demand residential products; weak consumer confidence and housing activity reflecting the effects of the current economic downturn which continue to depress demand for furniture; and import competition, partially offset by higher sales of commercial furniture. Sales for the first six months of 2010 were $27.9 million, a decrease of 11% from the same period in 2009.
Commenting on these results, Ronald H. Butler, Chairman and Chief Executive Officer, said that the restructuring and cost containment actions implemented starting in 2008 have made a significant positive impact on the 2010 first half results and have helped reduce the effects of the economic downturn. He added, “2010 appears to be a continuation of the challenging economic environment for consumers. We continue to believe that when the furniture market improves, the Company is well positioned to return to profitability.”

Chromcraft Revington™ businesses design residential and commercial furniture marketed throughout North America. The Company wholesales its residential furniture products under Chromcraft®, Cochrane™, Peters-Revington™, Southern Living®, and CR Kids & Beyond™ as primary brand names. It sells commercial furniture under the Chromcraft® brand name. The Company sources furniture from overseas, with domestic contract specialty facilities, and operates one U.S. manufacturing facility for its commercial furniture and motion based casual dining furniture in Mississippi.
This release contains forward-looking statements that are based on current expectations and assumptions. These forward-looking statements can be generally identified as such because they include future tense or dates, or are not historical or current facts, or include words such as “believes,” “may,” “expects,” “anticipates,” or words of similar import. Forward-looking statements are not guarantees of performance or outcomes and are subject to certain risks and uncertainties that could cause actual results or outcomes to differ materially from those reported, expected, or anticipated as of the date of this release.
Among such risks and uncertainties that could cause actual results or outcomes to differ materially from those reported, expected or anticipated are general economic conditions, including the impact of the current recession in the United States and elsewhere; import and domestic competition in the furniture industry; ability of the Company to execute its business strategies, implement its new business model and successfully complete its business transition; our ability to grow sales and reduce expenses to eliminate our operating loss; our ability to sell the right product mix; supply disruptions with products manufactured in China and other Asian countries; continued credit availability under the Company’s bank credit facility; market interest rates; consumer confidence levels; cyclical nature of the furniture industry; consumer and business spending; changes in relationships with customers; customer acceptance of existing and new products; new and existing home sales; financial viability of the Company’s customers and their ability to continue or increase product orders; loss of key management; and other factors that generally affect business; and certain risks as set forth in the Company’s annual report on Form 10-K for the year ended December 31, 2009.
The Company does not undertake any obligation to update or revise publicly any forward-looking statements to reflect information, events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Condensed Consolidated Statements of Operations (unaudited)
Chromcraft Revington, Inc.
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	July 3,	July 4,	July 3,	July 4,
	2010	2009	2010	2009

Sales	$14,008	$14,598	$27,915	$31,251

Cost of sales	11,339	12,923	22,540	28,494

Gross margin	2,669	1,675	5,375	2,757

Selling, general and administrative expenses	3,937	4,061	7,548	8,218

Operating loss	(1,268)	(2,386)	(2,173)	(5,461)

Interest expense, net	(75)	(78)	(150)	(155)

Net loss	$(1,343)	$(2,464)	$(2,323)	$(5,616)

Basic and diluted loss per share of common stock	$(.29)	$(.53)	$(.50)	$(1.22)

Shares used in computing loss per share	4,685	4,613	4,676	4,603

Condensed Consolidated Balance Sheets (unaudited)
Chromcraft Revington, Inc.
(In thousands)

	July 3,	December 31,
	2010	2009

Assets

Cash and cash equivalents	$6,489	$3,636
Accounts receivable, less allowance of $450 in 2010 and 2009	7,500	7,661
Refundable income taxes	—	6,578
Inventories	13,263	13,294
Prepaid expenses and other	1,218	990

Current assets	28,470	32,159

Property, plant and equipment, net	7,956	8,293
Other assets	570	667

Total assets	$36,996	$41,119

Liabilities and Stockholders’ Equity

Accounts payable	$2,620	$3,364
Accrued liabilities	2,736	3,905

Current liabilities	5,356	7,269

Deferred compensation	524	599
Other long-term liabilities	1,685	1,669

Total liabilities	7,565	9,537

Stockholders’ equity	29,431	31,582

Total liabilities and stockholders’ equity	$36,996	$41,119

Condensed Consolidated Statements of Cash Flows (unaudited)
Chromcraft Revington, Inc.
(In thousands)

	Six Months Ended
	July 3,	July 4,
	2010	2009

Operating Activities
Net loss	$(2,323)	$(5,616)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization expense	472	526
Non-cash share based and ESOP compensation expense	172	68
Provision for doubtful accounts	43	314
Non-cash inventory write-downs	221	576
Non-cash asset impairment charges	—	3
Changes in operating assets and liabilities
Accounts receivable	118	3,029
Refundable income taxes	6,578	—
Inventories	(190)	5,920
Prepaid expenses and other	(228)	(143)
Accounts payable and accrued liabilities	(1,913)	(2,753)
Long-term liabilities and assets	38	(123)

Cash provided by operating activities	2,988	1,801

Investing Activities
Capital expenditures	(135)	(105)
Proceeds on disposal of assets	—	487

Cash provided by (used in) investing activities	(135)	382

Change in cash and cash equivalents	2,853	2,183

Cash and cash equivalents at beginning of the period	3,636	879

Cash and cash equivalents at end of the period	$6,489	$3,062